              As filed with the Securities and Exchange Commission
                              on December 20, 2002

                           Registration No. 33-_______

                UNITED STATES SECURITIES AND EXCHANGE COMMISSION
                             Washington, D.C. 20549

                                    FORM S-8

             REGISTRATION STATEMENT UNDER THE SECURITIES ACT OF 1933

                            _________________________

                             STEALTH MEDIALABS, INC.
      ____________________________________________________________________
             (Exact name of registrant as specified in its charter)


          NEVADA                                                 98-0203927
(State or other jurisdiction of                               (I.R.S. Employer
incorporation or organization)                               Identification No.)

               11475 Commercial Ave., Suite 11, Richmond, IL 60071
 ______________________________________________________________________________
           (Current Address of Principal Executive Offices) (Zip Code)

            203 N. Wabash Avenue Suite 1805, Chicago, Illinois 60601
 ______________________________________________________________________________
           (Former Address of Principal Executive Offices) (Zip Code)


            STEALTH MEDIALABS, INC. 2002 CONSULTANT COMPENSATION PLAN
            ---------------------------------------------------------
                            (Full title of the plan)

                                HOWARD LEVENTHAL
                             CHIEF EXECUTIVE OFFICER
                         11475 COMMERCIAL AVE., SUITE 11
                               RICHMOND, IL 60071

            _________________________________________________________
                     (Name and address of agent for service)

                                 (847) 356-0799
               ___________________________________________________
          (Telephone number, including area code, of agent for service)

                         CALCULATION OF REGISTRATION FEE
------------------------------ ----------------- ------------------------- ------------------------------ --------------
   Title of each class of        Amount to be        Proposed maximum       Proposed maximum aggregate    Registration
 securities to be registered    registered (1)   offering price per share       offering price (2)             Fee
------------------------------ ----------------- ------------------------- ------------------------------ --------------
   Common Stock, par value
           $0.001              3,000,000 shares           $1.75                     $5,250,000               $483.00
------------------------------ ----------------- ------------------------- ------------------------------ --------------

(1) In addition, pursuant to Rule 416(c) under the Securities Act of 1933, as amended (the Securities Act), this Registration Statement also covers an indeterminate number of additional shares that may be issued in connection with share splits, share dividends, or similar transactions relating to the plans/consulting agreements described herein.

(2) Estimated solely for purposes of calculating the registration fee based, pursuant to Rule 457, on the closing price of the Registrant's common stock as reported on the OTC Bulletin Board on December 18, 2002, or $1.75 per share.

                                     PART II
              INFORMATION NOT REQUIRED IN SECTION 10(a) PROSPECTUS

ITEM 1.  PLAN INFORMATION.

GENERAL. The Board of Directors adopted the Stealth MediaLabs, Inc 2002 Consultant Compensation Plan (the "Plan") which authorized the Company through the Committee that administers the Plan (the "Committee") to grant non-qualified stock options with or without stock appreciation rights, SAR's and stock bonuses to consultants of the Company. There are 3,000,000 shares of Common Stock of the Company available for grant to participants designated by the Committee under the Plan. A description of the Plan appears below, but is qualified in its entirety by reference to the Plan attached to this Registration Statement on Form S-8 as Exhibit 10. Directors, officers and employees of the Company are not eligible to participate in this Plan.

DESCRIPTION OF THE PLAN. The Board of Directors determined to adopt the Plan to retain and compensate consultants and to provide additional incentive for consultants. The Plan permits the Committee the right to grant non-qualified stock options ("Stock Options") with or without stock appreciation rights ("SAR's"), SAR's, and stock bonuses. The Board believes that the best interest of the Company will be served by the availability of both Stock Options and SAR's in certain circumstances.

THE COMMITTEE. The Plan provides for the granting by the Committee of Options (with or without SAR's) and stock bonuses to consultants of the Company. The shares subject to the Plan will be registered at the Company's expense pursuant to the Securities Act of 1933, as amended (the "Act"), and applicable state securities acts, or will be issued by the Company pursuant to exemptions from the registration requirements of the Act and applicable state securities acts. The Plan is administered by the Committee composed of at least two members of the Board of Directors. The Committee administers and interprets the Plan and has authority to grant Options and stock bonuses to all eligible persons and determines at the time the Option is granted the number of shares granted under and the type of each Option or bonus, the purchase price, the option period and whether SAR's granted thereunder or at the time of exercise of the Option.

STOCK OPTIONS. The Plan provides for the issuance of non-qualified Stock Options which may be with or without SAR's, to consultants of the Company at any time prior to midnight June 1, 2012, for the purchase of shares of the Company's Common Stock from the 3,000,000 shares which have been set aside for such purpose. The Committee may grant Stock Options with or without SAR's for such number of shares to eligible participants as the Committee from time to time shall determine and designate. Shares involved in the unexercised portion of any terminated or expired Option may again be subjected to Options, provided that to the extent any Option in whole or in part is surrendered as the result of the exercise of a SAR, the shares subject to the surrendered portion of the Option will no longer be available for use under the Plan.

The Committee is vested with discretion in determining the terms, restrictions and conditions of each Option. The option price of the Common Stock to be issued under the Plan will be determined by the Committee, provided such price may not be less than 85% of the fair market value of the shares on the date of grant. The fair market value of a share of the Company's Common Stock will be determined to be the closing price for such shares on the date of grant in the over-the-counter market (NASD Electronic Bulletin Board) or the market upon which the Common Stock of the Company actively trades.

Options granted under the Plan are exercisable in such amounts, at such intervals and upon such terms as the Committee shall provide in such Option. Upon the exercise of a Stock Option, the option price must be paid in full, in cash or in Common Stock of the Company or a combination of cash and Common Stock of the Company.

Stock Options granted under the Plan may not be exercised until six months after the date of the grant and rights under an SAR may not be exercised until six months after SAR's are attached to an Option if not attached at the time of the grant, except in the event of death or disability of the participant. Unless otherwise permitted by the Committee, Options are exercisable only by participants while actively engaged as a consultant by the Company or a subsidiary except in the case of death or disability. In the case of disability and to the extent otherwise exercisable, Options may be exercised at any time within one year after the occurrence of disability. The personal representative of a deceased participant shall have one year from the date of death (but not beyond the expiration date of the Option) to exercise the exercisable portion of such Option to the extent that it has accrued on the date of death. Unless otherwise permitted by the Committee and set forth in the applicable stock option agreement, if a Participant's employment as a consultant by the Company or its subsidiary terminates for any reason other than death or disability, any Option granted to such participant shall immediately terminate. However, a disabled participant or any other participant upon the occurrence of other special circumstances may, with the consent of the Committee, exercise an Option if the disability or other event causing termination of employment as a consultant occurred on or after the six-month period following the date of grant, notwithstanding the fact that all installments with respect to such Option had not accrued at such date. If a participant dies or terminates as a consultant with the Company or its subsidiary by disability within the aforesaid six-month waiting period, the Committee may permit the personal representative of such deceased participant or the disabled participant to exercise any portion of an Option previously granted to such deceased or disabled participant. No Option may be exercisable after June 1, 2012. Subject to such conditions, Options will become exercisable by the participants in such amounts and at such times as shall be determined by the Committee in each individual grant. Options are not transferable except by will or by the laws of descent and distribution.

STOCK APPRECIATION RIGHTS. Except in the case of death or disability, a SAR may not be exercised until six months after the date of grant but thereafter may be exercised and will terminate at such time as the Committee determines. SAR's are exercisable only upon surrender of part or all of the related Option to which they are attached. SAR's also terminate upon termination of the related Option. They may be exercised only by participants while employed as a consultant by the Company or its subsidiary, under the same terms and conditions as the Stock Options and like such Options, death or disability provide exceptions. See "Stock Options " above. A participant who terminates employment as a consultant by reason of disability or death within the six-month period following the date of grant of a SAR will automatically lose the SAR as well as the related Stock Option. However, a disabled participant, or any other participant upon the occurrence of other special circumstances, may, with the consent of the Committee, exercise a SAR if the disability or other event causing termination of employment as a consultant occurred on or after the six-month period following the date of grant notwithstanding the fact that all installments with respect to such SAR had not accrued as of such date. If a participant dies or becomes disabled which causes termination of employment as a consultant within the aforesaid six-month waiting period, the Committee may permit the personal representative of such deceased participant or the disabled participant to exercise any portion of a SAR previously granted to such deceased or disabled participant. Upon the exercise of a SAR, the holder is entitled (subject to the Committee's approval) to receive the excess of the fair market value of the shares for which the right is exercised over the option price under the related Option.

The Committee has the authority to determine whether the value of the SAR is paid in cash or shares of Common Stock or both and whether or not the SAR may be exercised by the participant. The Committee may deny the exercise of the SAR, if in the Committee's opinion, the performance by the participant is unsatisfactory or the conduct of the participant has been detrimental to the Company or one of its subsidiaries. The Committee has no authority to deny the exercise of the underlying Stock Option pursuant to the terms of the grant. The utilization of SAR's will require a charge to the Company's operations for each year for the appreciation of the rights which are anticipated will be exercised. The amount of a charge is dependent upon whether and the extent to which such rights are granted, and the amount, if any, by which the fair market value of the Company's Common Stock exceeds the option price provided for in the related Stock Option. A similar charge will be made for Stock Options without SAR's.

ADJUSTMENTS. The total number of shares of the Company's Common Stock which may be purchased through all classes of Options under the Plan and the number of shares subject to outstanding Options and the related option prices will be adjusted in the cases of changes in capital structure resulting from a stock dividend, recapitalization, stock split, consolidation, reorganization, combination, liquidation, stock dividend or similar transaction, except a dissolution or liquidation of the Company or a merger or consolidation in which the Company is not the surviving or the resulting corporation (except a reorganization which has the effect of changing the Company's place of organization) will cause the Plan and any Option or SAR granted thereunder to terminate upon the effective date of such dissolution, liquidation, merger or consolidation.

TERMINATION AND AMENDMENT. The Plan terminates as of midnight on June 1, 2012, but prior thereto may be altered, changed, modified, amended or terminated by written amendment approved by the Board of Directors. Provided, that no action of the Committee may, without the approval of Board of Directors, increase the total amount of Common Stock which may be purchased under Options granted under the Plan; withdraw the administration of the Plan from the Committee; amend or alter the option price of Common Stock under the Plan; or change the manner of computing the spread payable by the Company to a participant upon the exercise of a SAR. No amendment, modification or termination of the Plan shall in any manner adversely affect any Option theretofore granted under the Plan without the consent of the optionee except as described under "Adjustments" above.

FEDERAL INCOME TAX CONSEQUENCES. So long as an option granted under the Plan qualifies as a non-qualified stock option under the Internal Revenue Code, a participant receiving a Stock Option under the Plan will not be in receipt of income under the Internal Revenue Code and the applicable Treasury Regulations thereunder, upon the grant of the Option. However, he, she or it will realize income at the time the Option is exercised in an amount equal to the excess of the fair market value of the Common Stock acquired on the date of exercise. The amount of income realized by a participant will be treated as ordinary income, and the Company will be entitled to deduct that same amount. The tax basis of any Common Stock received by a participant will be its fair market value on the exercise date.

The granting of Stock Options with SAR's will not produce income under the Code and the applicable Treasury Regulations to the participant or and will not result in a tax deduction to the Company. Upon exercise of such rights, any cash a participant receives and the fair market value on the exercise date of any Common Stock received will be taxable to the participant as ordinary income. The amount of income recognized by a participant will be deductible by the Company. The tax basis of any Common Stock received by a participant will be its fair market value on the exercise date.

ITEM 2.  REGISTRANT INFORMATION AND EMPLOYEE PLAN ANNUAL INFORMATION.

         The document(s) containing the information specified in Part I of Form S-8 will be sent or given to participants as specified by Rule 428(b)(1) promulgated by the Securities and Exchange Commission (the Commission) under the Securities Act of 1933, as amended (the Securities Act). Such document(s) are not being filed with the Commission , but constitute (along with the documents incorporated by reference into the Registra6tion Statement pursuant to Item 3 of
Part II hereof) a prospectus that meets the requirements of Section 10(a) of the Securities Act.


                                     PART II

             INFORMATION NOT REQUIRED IN THE REGISTRATION STATEMENT

ITEM 3. INCORPORATION OF DOCUMENTS BY REFERENCE.

The following documents filed by Stealth MediaLabs, Inc. (f/k/a
KidsToysPlus.com, Inc.) (the Company) with the Securities and Exchange Commission (the Commission) are hereby incorporated herein by reference:

(a) The Company's Annual Report on Form 10-KSB for the year ended January 31, 2002, including all amendments;

(b) The Company's Current Reports on Form 8-K, filed on September 20, 2002, September 24, 2002 and November 8, 2002.

(c) The Company's Quarterly Reports on Form 10-QSB for the quarters ended April 30, 2002 and July 31, 2002, and the Company's Amended Quarterly Report filed on September 25, 2002.

(e) The description of the Company's common stock, $.001 per value (the Common Stock), set forth under the caption Description of Securities in the Company's Registration Statement on Form 10-SB, as filed with the Commission on June 18, 1999, as amended on Form 10SB/A filed on September 23, 1999 and all amendments and reports filed thereafter for the purpose of updating such description.

All documents subsequently filed by the Company pursuant to Sections 13(a), 13(c), 14 and 15(d) of the Securities Exchange Act of 1934 ("Exchange Act"), prior to the filing of a post-effective amendment that indicates that all securities offered hereby have been sold or which de-registers all securities remaining unsold, shall be deemed to be incorporated by reference herein and to be a part hereof from the date of the filing of such document.

ITEM 5. INTERESTS OF NAMED EXPERTS AND COUNSEL.

None.

ITEM 6. INDEMNIFICATION OF DIRECTORS AND OFFICERS.

Section 78.751(1) of the Nevada Revised Statutes ("NRS") authorizes a Nevada corporation to indemnify any director, officer, employee, or corporate agent "who was or is a party or is threatened to be made a party to any threatened, pending or completed action, suit or proceeding, whether civil, criminal, administrative or investigative, except an action by or in the right of the corporation" due to his or her corporate role.

Section 78.751(1) extends this protection "against expenses, including attorneys' fees, judgments, fines and amounts paid in settlement actually and reasonably incurred by him in connection with the action, suit or proceeding if he acted in good faith and in a manner which he reasonably believed to be in or not opposed to the best interests of the corporation, and, with respect to any criminal action or proceeding, had no reasonable cause to believe his conduct was unlawful."

Section 78.751(2) of the NRS also authorizes indemnification of the reasonable defense or settlement expenses of a corporate director, officer, employee or agent who is sued, or is threatened with a suit, by or in the right of the corporation. The party must have been acting in good faith and with the reasonable belief that his or her actions were not opposed to the corporation's best interests.

Unless the court rules that the party is reasonably entitled to indemnification, the party seeking indemnification must not have been found liable to the corporation. To the extent that a corporate director, officer, employee, or agent is successful on the merits or otherwise in defending any action or proceeding referred to in Section 78.751(1) or 78.751(2), Section 78.751(3) of the NRS requires that he or she be indemnified "against expenses, including attorneys" fees, actually and reasonably incurred by him in connection with the defense."

Section 78.751(4) of the NRS limits indemnification under Sections 78.751(1) and 78.751(2) to situations in which either (i) the stockholders; (ii) the majority of a disinterested quorum of directors; or (iii) independent legal counsel determine that indemnification is proper under the circumstances. Pursuant to
Section 78.751(5) of the NRS, the corporation may advance an officer's or director's expenses incurred in defending any action or proceeding upon receipt of an undertaking.

Section 78.751(6)(a) provides that the rights to indemnification and advancement of expenses shall not be deemed exclusive of any other rights under any bylaw, agreement, stockholder vote or vote of disinterested directors. Section 78.751(6) extends the rights to indemnification and advancement of expenses to former directors, officers, employees and agents, as well as their heirs, executors, and administrators. Regardless of whether a director, officer, employee or agent has the right to indemnity, Section 78.752 allows the corporation to purchase and maintain insurance on his or her behalf against liability resulting from his or her corporate role. Article VIII of the Company's Bylaws provides for the mandatory indemnification and reimbursement of any director or executive officer for actions or omissions in such capacity, except for claims or liabilities arising out of his or her own negligence or willful misconduct.

ITEM 7. EXEMPTION FROM REGISTRATION CLAIMED.

Not applicable.

ITEM 8. EXHIBITS.

Exhibit
Number            Exhibit
------            -------

5.1      -- Opinion of Stephen A. Zrenda, Jr., P.C.

10       -- Stealth MediaLabs, Inc. 2002 Consultant Compensation Plan.

23.1     -- Consent of Davidson & Company.

23.2     Consent of Stephen A. Zrenda, Jr., P.C. is incorporated by reference to
         Exhibit 5.1 to this Registration Statement.

24.1     Power of Attorney (included on the signature page hereto)


ITEM 9. UNDERTAKINGS

(a) The undersigned registrant hereby undertakes:

(1) To file, during any period in which the offers or sales are being made, a post-effective amendment to this registration statement:

(i) To include any prospectus required by section 10(a)(3) of the Securities Act of 1933 (the "Act");

(ii) To reflect in the prospectus any facts or events arising after the effective date of the registration statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the registration statement;

(iii) To include any material information with respect to the plan of distribution not previously disclosed in the registration statement or any material change to such information in the registration statement.

(2) That, for the purpose of determining any liability under the Act, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof; and


(3) To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

(b) The undersigned registrant hereby undertakes that, for purposes of determining any liability under the Act, each filing of the registrant's annual report pursuant to Section 13(a) or Section 15(d) of the Exchange Act that is incorporated by reference in the registration statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(c) Insofar as indemnification for liabilities arising under the Act may be permitted to directors, officers and controlling persons of the registrant pursuant to the foregoing provisions, or otherwise, the registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the registrant of expenses incurred or paid by a director, officer or controlling person of the registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the questions whether such indemnification by it is against public policy as expressed in the Act and will be governed by the final adjudication of such issue.

                                   SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, the registrant certifies that it has reasonable grounds to believe that it meets all of the requirement for filing on Form S-8 and has duly caused this registration statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the city of Chicago, Illinois on December 19, 2002.

STEALTH MEDIALABS, INC.

By \S\ Howard Leventhal
   ---------------------------
Howard Leventhal, Chairman of the Board and Chief Executive Officer (Principal Executive Officer)

Pursuant to the requirements of the Securities Act of 1933, this registration statement has been signed by the following persons in the capacities and on the date indicated.

By \S\ Howard Leventhal
------------------------------
Howard Leventhal, Chairman of the Board and Chief Executive Officer (Principal Executive Officer)

By \S\ Howard Leventhal
------------------------------
(Principal Financial and Accounting Officer)

By \S\Anan Yaagoub
-------------------------------
Director

                                POWER OF ATTORNEY

The undersigned directors and officers of STEALTH MEDIALABS, INC. hereby appoint Howard Leventhal as attorney-in-fact for the undersigned, with full power of substitution, for and in the name, place and stead of the undersigned, to sign and file with the Securities and Exchange Commission under the Securities Act of 1933 any and all amendments (including post-effective amendments) and exhibits to this registration statement and any and all applications and other documents to be filed with the Securities and Exchange Commission pertaining to the registration of the securities covered hereby, with full power and authority to do and perform any and all acts and things whatsoever requisite and necessary or desirable, hereby ratifying and confirming all that said attorney-in-fact, or his substitute or substitutes, may lawfully do or cause to be done by virtue hereof.

Pursuant to the requirements of the Securities Act of 1933, this registration statement has been signed by the following persons in the capacities on this December 19, 2002.

Name
----

By \S\ Howard Leventhal
-------------------------------
Howard Leventhal, Chairman of the Board and Chief Executive Officer (Principal Executive Officer)

By \S\ Howard Leventhal
-------------------------------
(Principal Financial and Accounting Officer)


By \S\Anan Yaagoub
-------------------------------
Director




                               EXHIBITS INDEX

Exhibit           Description
Number


5.1      -- Opinion of Stephen A. Zrenda, Jr., P.C.

10       -- Stealth MediaLabs, Inc. 2002 Consultant Compensation Plan.

23.1     -- Consent of Davidson & Company

23.2 -- Consent of Stephen A. Zrenda, Jr., P.C. is incorporated by reference to Exhibit 5.1 to this Registration Statement.

24.1     -- Power of Attorney (included on the signature page hereto)